Exhibit-4.2
EXECUTION VERSION
SUPPLEMENTAL INDENTURE NO. 1
          Supplemental Indenture (this “Supplemental Indenture”), dated as of April 11, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. (each, a “Guaranteeing Subsidiary”), each a subsidiary of Avago Technologies Finance Pte. Ltd., a private limited company organized under the laws of the Republic of Singapore, and The Bank of New York, as trustee (the “Trustee”).
W I T N E S S E T H
          WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 1, 2005, providing for the issuance of an unlimited aggregate principal amount of 10 1/8% Senior Notes due 2013 and Senior Floating Rate Notes due 2013 (together, the “Notes”);
          WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantees”); and
          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          (2) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:
     (a) Along with all other Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:
     (i) the principal of and interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiaries shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.
     (b) The obligations hereunder shall be unconditional (to the extent legally permitted under such Guaranteeing Subsidiary’s jurisdiction of organization), irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
     (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.
     (d) The Guarantees shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and each Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.
     (e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors (including the Guaranteeing Subsidiaries), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, the Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.
     (f) No Guaranteeing Subsidiary shall be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
     (g) As between the Guaranteeing Subsidiaries, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiaries for the purpose of the Guarantees.
     (h) Each Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.
     (i) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, the new Guarantees shall be limited to the maximum amount permissible such that the obligations of each Guaranteeing Subsidiary under the Guarantees will not constitute a fraudulent transfer or conveyance or otherwise violate applicable law as set out in Article 10 of the Indenture.
     (j) The Guarantees shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     (k) In case any provision of the Guarantees shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     (l) The Guarantees shall be general unsecured senior obligations of each Guaranteeing Subsidiary, ranking pari passu with any other future Senior Indebtedness of each Guaranteeing Subsidiary, if any.
     (m) Each payment to be made by each Guaranteeing Subsidiary in respect of the Guarantees shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
          (3) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantees on the Notes.
          (4) Merger, Consolidation or Sale of All or Substantially All Assets.

          (a) Except as otherwise provided in Section 5.01(c) of the Indenture, no Guaranteeing Subsidiary may consolidate or merge with or into or wind up into (whether or not the Issuers or a Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
     (i) (A) the Guaranteeing Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);
     (B) the Successor Person, if other than the Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
     (C) immediately after such transaction, no Default exists; and
     (D) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or
          (ii) the transaction is made in compliance with Section 4.10 of the Indenture.
          (b) Subject to certain limitations set forth in the Indenture, the Successor Person will succeed to, and be substituted for, the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, each Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuers.
          (5) Releases.
          The Guarantee of each Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the applicable Guaranteeing Subsidiary, the Issuers or the Trustee is required for the release of such Guaranteeing Subsidiary’s Guarantee, upon:
     (a) (i) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of the Guaranteeing Subsidiary (including any sale, exchange or transfer), after which the Guaranteeing Subsidiary is no longer a Restricted Subsidiary or all or substantially all the assets of the Guaranteeing Subsidiary which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

     (ii) the release or discharge of the guarantee by the Guaranteeing Subsidiary of the Senior Credit Facilities or the guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee;
     (iii) the proper designation of the Guaranteeing Subsidiary as an Unrestricted Subsidiary; or
     (iv) the Issuers’ exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuers’ obligations under the Indenture being discharged in accordance with the terms of the Indenture; and
     (b) the Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
          (6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiaries shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
          (7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          (8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          (9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          (10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.
          (11) Subrogation. The Guaranteeing Subsidiaries shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by the Guaranteeing Subsidiaries pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiaries shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.

          (12) Benefits Acknowledged. The Guaranteeing Subsidiaries’ Guarantees are subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiaries acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to the Guarantees are knowingly made in contemplation of such benefits.
          (13) Successors. All agreements of the Guaranteeing Subsidiaries in this Supplemental Indenture shall bind their Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Avago Technologies Sensor IP Pte. Ltd.

The Common Seal of Avago		)
Technologies Sensor IP Pte.		)
Ltd. was hereunto affixed		)

/s/ Rex Jackson	Director

Rex Jackson

/s/ Mercedes Johnson	Director

Mercedes Johnson

AVAGO TECHNOLOGIES SENSOR (U.S.A.) INC.
By:	/s/ Mercedes Johnson
Name:	Mercedes Johnson
Title:	President

THE BANK OF NEW YORK, as Trustee
By:
Name:
Title:

Senior Notes Supplemental Indenture

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Avago Technologies Sensor IP Pte. Ltd.

The Common Seal of Avago		)
Technologies Sensor IP Pte.		)
Ltd. was hereunto affixed		)

Director

Rex Jackson

Director

Mercedes Johnson

AVAGO TECHNOLOGIES SENSOR (U.S.A.) INC.
By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee
By:	/s/STANISLAV PERTSEV
Name:	STANISLAV PERTSEV
Title:	ASSISTANT TREASURER

Senior Notes Supplemental Indenture